99












                              EMPLOYMENT AGREEMENT
                     BETWEEN CARDINAL REALTY SERVICES, INC.
                                       AND
                                MARK D. THOMPSON

TABLE OF CONTENTS

                                                                            Page


1.   Employment.............................................................   1

2.   Term and Positions.....................................................   2

3.   Compensation...........................................................   2

4.   Insurance and Other Benefits...........................................   7

5.   Payment in the Event of Death or Permanent Disability..................   9

6.   Termination and Further Compensation...................................  10

7.   Reimbursement..........................................................  12

8.   Covenants and Confidential Information.................................  12

9.   Withholding Taxes......................................................  13

10.  No Conflicting Agreement...............................................  13

11.  Severable Provisions...................................................  14

12.  Binding Agreement......................................................  14

13.  Arbitration............................................................  14

14.  Notices................................................................  14

15.  Waiver.................................................................  14

16.  Miscellaneous..........................................................  14

17.  Governing Law..........................................................  15

18.  Captions and Section Headings..........................................  15

19.  Miscellaneous..........................................................  16

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 1st day of April, 1996, between Cardinal Realty Services, Inc., an Ohio corporation ("Employer"), and Mark D. Thompson ("Employee").

                                   WITNESSETH:
                                   -----------

         WHEREAS, Employer and Employee desire to enter into this Agreement to assure Employer of the services of Employee, and Employee's employment for the term set forth herein, and to set forth the rights and duties of the parties hereto.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  herein
contained, the parties agree as follows:

         1. Employment.

                  (a) Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

                  (b) During the term of this Agreement, or any renewal or extension hereof (for purposes hereof, all references herein to the term of this Agreement shall be deemed to include references to the period of renewal or extension hereof, if any), Employee shall devote his full time to his employment and perform with reasonable diligence such duties as are customarily performed by the Executive Vice
         President or similar senior executive officer charged with primary responsibility for merger and acquisition transactions for a company having the size and structure of Employer and its subsidiaries, together with such other duties as may be reasonably requested from time to time by the Board of Directors of Employer (the "Board"), which duties shall be consistent with the further covenants set forth in
         Section 2 of this Agreement.

                  (c) Employee shall not, without the prior written consent of Employer, directly or indirectly, during the term of this Employment Agreement, other than in the performance of duties naturally inherent in the businesses of Employer or any subsidiary of Employer and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, for compensation; provided, however, that so long as it does not interfere with his full-time employment hereunder, Employee may attend to his personal outside investments, serve as a director of a corporation which does not compete with Employer (as provided in Section 8 hereof), and serve as director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations. Employee may complete the performance of his professional engagements as legal counsel which are pending on the date of this Agreement;
         provided that any such performance does not interfere with the performance of his employment duties hereunder. For purposes of this Agreement, all references herein to subsidiaries and affiliates of Employer shall be deemed to include subsidiaries and affiliates now or hereafter existing.

         2. Term and Positions.

                  (a) Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on April 1, 1996 and shall continue through March 31, 1997 (the "Original Term"). The Original Term may be extended for additional terms of one year each (each, a "Renewal Term") upon the mutual agreement of Employer and Employee.

                  (b) Employee  shall,  without any  compensation in addition to that which is specifically provided in this Agreement, serve as Executive Vice President of Employer, and a member of the board of directors and in such other offices or positions with any subsidiary or affiliate of Employer as shall, from time to time, be assigned reasonably by the Board (but such office or positions shall be consistent with the duties, offices or positions hereinbefore named). It is agreed that in addition to the provisions of Section 4(e) of this Agreement and any other obligations due him hereunder, Employee shall be entitled to the protection of the applicable indemnification provisions of the Articles of Incorporation and Code of Regulations of Employer and the corporate or partnership organizational documents of any such subsidiary or affiliate. Employer will use all commercially reasonable efforts to maintain its directors and officers liability insurance for the benefit of, among others, Employee. Employer shall provide Employee, by April 30, 1996, evidence that such insurance has been obtained, and, if not, what steps Employer plans to take to obtain such coverage. Further, Employer shall continue to employ such efforts until coverage is so obtained. For purposes of this Agreement, the term: (i) "affiliate," when used with reference to Employer, means any entity which, directly or indirectly through one or more intermediaries, is controlled by, under common control with, or which controls, Employer; (ii) "control" means (A) the power to direct the management and policies of the entity in question, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and (B) "controlled" and "controlling" have meanings correlative to the foregoing; and (iii) "subsidiary" means, with reference to Employer, any corporation, general or limited partnership, limited liability company, association or other business entity (A) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partners interests are, at the time any determination is being made, owned, controlled or held by Employer or
         (B) that, at the time any determination is being made, is otherwise controlled, by Employer or one or more subsidiaries of Employer or by Employer and one or more subsidiaries of Employer.

         3. Compensation.

                  (a) For all services he may render to Employer (and any subsidiary or affiliate) during the term of this Agreement, Employer shall pay to Employee base compensation ("Base Compensation") on the following terms:

                           (i) For the  Original  Term  and  any  Renewal  Term,
                  Fourteen Thousand Five Hundred Eighty-three and 33/100 Dollars ($14,583.33) per month.

                           (ii) Base Compensation payable to Employee under this
                  Section 3(a) shall be payable in bi-weekly installments.

                           (iii) Commencing June 30, 1996, Base Compensation may
                  be increased each fiscal year upon appropriate action by the Board. If increased, such increased dollar amount shall thereafter constitute "Base Compensation" for all purposes under this Agreement.

                  (b) Employer shall pay to Employee bonus compensation during the term of this Agreement as follows:


                           (i) For  Employer's  1996 fiscal  year,  and for each
                  fiscal year thereafter during which this Employment Agreement remains in effect, Employer will pay to Employee a cash bonus ("Cash Bonus") determined on the basis of the increase, if any, of Employer's consolidated earnings before interest, taxes, depreciation and amortization, determined upon the application of generally accepted accounting principles, consistently applied, and subject to the independent audit of the Company's consolidated income statement for the fiscal years pertinent thereto by the Company's independent certified public accountants ("EBITDA") when compared to Employer's
                  EBITDA for its immediately preceding fiscal year (the "Comparison EBITDA") and measured as a percentage of Comparison EBITDA, as follows:


                                                     Cash Bonus Expressed as
EBITDA expressed as Percentage                       Percentage of Base
of Comparison EBITDA                                 Compensation
------------------------------                       ---------------------------

up to 103%                                           0

greater than 103% up to 110%                         Percentage Increase in
                                                     Comparison EBITDA
                                                     multiplied by 1.5; plus, if
                                                     applicable

greater than 101% up to 120%                         Additional Percentage
                                                     Increase in Comparison
                                                     EBITDA (above 105%)
                                                     multiplied by 2; plus, if
                                                     applicable

greater than 120%                                    Additional Percentage
                                                     Increase in Comparison
                                                     EBITDA multiplied by
                                                     2.5, but not to exceed
                                                     60% of Base Compensation

                        (ii) For purposes of determining the Cash Bonus, if any,
                  payable to Employee on account of Employer's 1996 fiscal year, Employee and Employer acknowledge and agree that (subject to any increase pursuant to Section 3(a)(iii) of this Agreement) Employee's 1996 Base Compensation will equal One Hundred Thirty-one Thousand Two Hundred Fifty Dollars
                  ($131,250), Comparison EBITDA equals $9,072,649, and the maximum Cash Bonus payable to Employee on account of Employer's 1996 fiscal year equals Seventy-eight Thousand Seven Hundred Fifty Dollars ($78,750).

                       (iii) Employee's Cash Bonus due under subsections (i) and
                  (ii) above shall be paid within thirty (30) days after EBITDA is calculated from the applicable final audited year end income statements of Employer.

                      (iv) In addition to the Cash Bonus,  for  Employer's  1996 fiscal year, and for each fiscal year thereafter during which this Employment Agreement remains in effect, Employer shall, and hereby does, grant to Employee a stock bonus ("Stock Bonus"; and, together with the Cash Bonus, the "Bonus") payable in shares of Employer's common stock, without par value (the "Common Stock"), in accordance with and subject to the Employer's Incentive Equity Plan, as amended, and a Deferred Shares Award Agreement (the "Deferred Shares Agreement") to be entered into between Employer and Employee in customary form reasonably acceptable to Employer and Employee. The dollar amount of the Stock Bonus will be determined on the same basis as the Cash Bonus (including the limitations set forth in Section 3(b)(ii) and the partial-year provision set forth in Section 6(c)), except that the dollar value of the Stock Bonus as a percentage of Base Compensation will be as follows:


EBITDA expressed as Percentage                 Dollar Value of Stock Bonus
of Comparison EBITDA                           Expressed as Percentage
------------------------------                 of Base Compensation
                                               ---------------------------------

up to 103%                                     0

greater than 103% up to 105%                   Equivalent to Percentage
                                               Increase in Comparison EBITDA;
                                               plus, if applicable

greater than 105% up to 110%                   Additional Percentage Increase in
                                               Comparison EBITDA multiplied by
                                               2; plus, if applicable

greater than 110%                              Additional Percentage Increase in
                                               Comparison EBITDA multiplied by
                                               3, but not to exceed 30% of Base
                                               Compensation

                  (v) The number of shares constituting the Stock Bonus payable to Employee will be determined by dividing (A) the dollar value of the Stock Bonus determined in accordance with the table above by (B) the closing price of Employer's Common Stock on the Nasdaq National Market System, or if Employer's Common Stock is not listed or admitted to trading in such system, the principal securities exchange on which Employer's Common Stock is listed or admitted to trading on the last trading date in the period for which the Stock Bonus is calculated (i.e. December 31, March 31 or the last closing price for the Common Stock immediately preceding the date Employee ceases employment with Employer). Any Stock Bonus which Employee is entitled to receive from Employer shall be issued on the same date as the Cash Bonus for the same period. The provisions of Employer's Incentive Equity Plan, as amended, regarding fractional shares will apply to the Stock Bonus and the Deferred Shares Agreement.

                  (c) As additional inducement to Employee to enter into this Agreement, Employer shall issue to Employee, at no additional consideration or cost to Employee, up to five thousand (5,000) shares of the Common Stock for each share of Common Stock of Employer purchased by Employee from the date of this Agreement through and including March 31, 1997 (the "Matching Stock"). Any Matching Stock which Employee is entitled to receive from Employer shall be issued to Employee within thirty (30) days of Employee's purchase of any shares of Common Stock and shall be subject to all restrictions and limitations imposed by applicable state and federal securities laws and regulations.

                  (d) Further, Employer shall, and hereby does, grant to Employee rights to receive additional shares of Common Stock pursuant to the terms of Employer's Incentive Equity Plan, as amended, and subject to the terms and conditions of those certain Restricted Shares Agreements (the "Restricted Shares Agreements") to be entered into between Employer and Employee, in customary forms reasonably acceptable to Employer and Employee (such Common Stock to be referred to herein as "Restricted Stock") as follows:

                         (i) seven thousand five hundred (7,500) shares of Restricted Stock, one-third of which shall vest on each of the third, fourth and fifth anniversaries of the Date of Grant (as defined, and more particularly set forth, in the applicable Restricted Shares Agreement), which issuance of shares shall be made effective on April 15, 1996. As used hereunder, the term "vest" shall mean that Employee shall own the Restricted Shares free from any restriction, encumbrance, or limitation, except for any such restriction or limitation imposed by applicable state and federal securities laws and regulations;

                        (ii) nine thousand  (9,000) shares of Restricted  Stock,
                  which shall be issued to Employee on April 15, 1996 and shall vest as follows (and as more particularly set forth under the applicable Restricted Shares Agreement):

                                    A.  one-third  when the number of issued and
                           outstanding shares of Employer's Common Stock multiplied by the closing price of Employer's Common Stock on the Nasdaq National Market System, or if Employer's Common Stock is not listed or admitted to trading in such system, the principal securities exchange or market on which Employer's Common Stock is listed or admitted to trading, plus the liquidation value of all issued and outstanding preferred stock of Employer ("Market Capitalization"), exceeds Ninety Million Dollars ($90,000,000) for a continuous period over three (3) consecutive months;

                                    B. one-third when the Market  Capitalization
                           exceeds   One   Hundred   Twenty   Million    Dollars
                           ($120,000,000) for a continuous period three (3) consecutive months; and

                                    C. one-third when the Market  Capitalization
                           exceeds   One   Hundred   Fifty    Million    Dollars
                           ($150,000,000) for a continuous three consecutive month period.

                       (iii) Notwithstanding the foregoing, the vesting of all Restricted Stock and Stock Options (as defined hereinbelow) granted under this Agreement shall be accelerated in the event of any of the following:

                                    (A)  Employer  shall  merge or be  merged or
                           consolidated with, another corporation and as a result of such merger or consolidation less than seventy percent (70%) of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of Employer as the same shall have existed immediately prior to such merger or consolidation;

                                    (B)  Employer  shall sell or transfer to one
                           or more persons, corporations or entities, in a single transaction or a series of related transactions, more than one-half of the assets of Employer unless by an affirmative vote of two-thirds of the members of the Board, the transaction or transactions are exempted from the operation of this provision based on a good faith finding that the transaction or transactions are not within the intended scope of this definition for purposes of this Agreement;

                                    (C) a person,  within the meaning of Section
                           3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and as in effect on the date hereof the "Exchange Act"), shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of thirty percent (30%) or more of the outstanding voting securities of Employer; or

                                    (D)  any   shareholder   of  Employer  shall
                           nominate a person to the Board, which nominee shall be elected to the Board without receiving the prior endorsement of the Board or its Nominating Committee.

                  (e) Employer shall grant to Employee options to purchase twelve thousand five hundred (12,500) shares of Employer's Common Stock ("Stock Options") in accordance with, and subject to, the Employer's Incentive Equity Plan, as amended, and a Non-Qualified Stock Option Agreement to be entered into between Employer and Employee, in customary form reasonably acceptable to Employer and Employee (the "Option Award Agreement" and, together with the Deferred Shares Agreement and the Restricted Shares Agreements, the "Award Agreements"). The Stock Options shall have an exercise price equal to the closing price of Employer's Common Stock on the NASDAQ National Market System on March 29, 1996, one-fifth of which shall vest on the first, second, third, fourth and fifth anniversaries of the date of such grant, which grant shall be made pursuant to the Option Award Agreement.

                  (f) Employee shall be entitled to participate in any pension or profit- sharing plan covering highly compensated salaried employees which the Employer may have in effect or hereafter adopt during the term of this Employment Agreement.

                  (g) Employer represents and warrants to Employee that unless Employee makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), Employee shall not have any taxable income solely by reason of the grants described in Sections 3(c), (d) and (e) hereof. Employee understands that he will have taxable income upon the vesting of Restricted Stock, the exercise of the Stock Options, the disposition of the rights granted in Sections 3(c), (d) and (e) hereof, or other similar event.

                  (h) If Employee makes an election pursuant to Section 83(b) of the Code in connection with Restricted Stock acquired by Employee pursuant to Section 3(d) hereof, Employer shall make a loan to Employee in an amount equal to forty-eight percent (48%) (subject to appropriate adjustment if the combined effective federal, state, and local income tax rate on compensation income changes in 1996) or any subsequent year in which income may be recognized) of the compensation income recognized by Employee for federal income tax purposes in connection with such election. The loan shall (i) bear interest at a rate per annum equal to that charged from time to time to Employer under Employer's senior secured credit facility (which credit facility, as of the date of this Agreement is provided to Employer by The Provident
         Bank) plus two percent (2%), (ii) be secured by a pledge of the Restricted Stock, (iii) be due upon the earliest of three (3) years from the date of the loan, the sale of the Restricted Stock (to the extent of the proceeds of such sale with any remaining balance being thereafter due as originally scheduled), or one (1) year after Employee's termination of employment with Employer, and (iv) be evidenced by a promissory note and a pledge agreement in customary form reasonably acceptable to Employer and Employee.

                  (i) With respect to the Restricted Stock, if Employee does not make an election pursuant to Section 83(b) of the Code as described in
         Section 3(g) of this Agreement, and with respect to the Stock Options, upon each occasion Employee recognizes compensation income, as a result of the vesting of the Restricted Stock or the exercise of the Stock Options, Employee may borrow from Employer an amount equal to forty-eight  percent  (48%)  (subject to  adjustment  as  described  in
         Section  3(h)  of  this  Agreement)  of  the  compensation   income  so
         recognized by Employee, provided that Employee is still employed by Employer. The loan shall have the same terms and conditions described in Section 3(h) of this Agreement.

         4.       Insurance and Other Benefits.

                  (a) Employee shall be entitled to such medical, hospitalization, health, accident, life and disability insurance and pension plan benefits and such other similar employment privileges and benefits as are afforded generally from time to time to other executive officers of Employer, or subsidiaries of Employer, and in no event shall Employee be provided benefits at a level less generous than those benefits provided to any other officer or employee of Employer, or any subsidiary of Employer. Further, with respect to medical coverage, Employer shall provide medical coverage for Employee and his dependents at least equal to the value of coverage afforded Employee on the effective date of this Agreement if such coverage is available on commercially reasonable terms.

                  (b) Employee shall be entitled to periods of vacation and sick leave allowance each year, which shall be the same as provided under Employer's vacation and sick leave policy for executive officers, but in no event shall Employee be entitled to, with full pay and benefits, less than four (4) weeks paid vacation and customary holidays.

                  (c) In connection with Employee's regular travel expenses, Employer shall provide Employee a monthly allowance equal to One Thousand Eight Hundred Sixty-six and 66/100 Dollars ($1,866.66) per month, payable on the last business day of each month commencing April 30, 1996 and continuing through and including March 31, 1997 in order to compensate Employee for expenses related to Employee's travel to and from Employer's principal place of business in Columbus, Ohio. Employer and Employee acknowledge and agree that due to the requirements of Employee's position as Employer's Executive Vice President of Corporate Acquisitions, which position will require Employee to travel extensively to various locations throughout the United States and possibly abroad, that Employee may maintain his principal place of business in Cleveland, Ohio; provided that Employee shall travel to Columbus, Ohio as frequently as requested by Employer. The allowance set forth in this Section 4(c) is in addition to reimbursement for all of Employee's reasonable expenses incurred in the performance of his duties hereunder, including, without limitation, travel to any location other than Columbus, Ohio which reimbursements are governed by Section 7 below. Employee shall bear sole responsibility for documenting the deductibility of amounts paid pursuant to this subsection if so required by the Internal Revenue Service, but shall not be required to provide such documentation to Employer unless Employer is required to produce same in connection with an audit.

                  (d) Notwithstanding the foregoing Section 4(c) of this Agreement, in the event that Employee moves his principal residence to the Columbus, Ohio area on or before March 31, 1997, Employer will pay Employee a lump sum of Sixty Thousand Dollars ($60,000) for relocation expenses. Upon such payment made in connection with this Section 4(d), payments made to Employee pursuant to the foregoing Section 4(c) shall thereupon cease. Payment to Employee, if any, due under this Section 4(d) will be payable on or before ten (10) days following the date upon which Employee acquires title to his new principal residence in the Columbus, Ohio area or enters into a binding lease agreement for a principal residence in the Columbus, Ohio area. Employee shall bear sole responsibility for documenting the deductibility of amounts paid pursuant to this subsection if so required by the Internal Revenue Service, but shall not be required to provide such documentation to

         Employer unless Employer is required to produce same in connection with an audit. For purposes of this Section 4(d), Employee's principal residence will be the primary residence of each of Employee, his spouse, and his son, Ethan.

                  (e) Employer shall indemnify, to the full extent then permitted by law, Employee if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board or an officer or agent of Employer, or is or was serving at the request of Employer as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Employer shall pay expenses, including reasonable attorney's fees, incurred by Employee in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to Employee seeking indemnification under any law, the Articles of Incorporation of Employer, any agreement, vote of shareholders or disinterested members of the Board, or otherwise, both as to action in official capacities and as to action in another capacity while he is a member of the Board, officer, employee or agent of Employer, and shall continue as to Employee after he has ceased to be a member of the Board, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of Employee.

                  (f) Employee shall be reimbursed for the cost of reasonable legal fees incurred by him in connection with negotiating and drafting this Agreement and ancillary matters as they relate to this Agreement, including, without limitation, the issuance of the Restricted Stock and Stock Options and the negotiation and drafting of the Award Agreements.

         5.       Payment in the Event of Death or Permanent Disability.

                  (a) In the event of Employee's death or Permanent Disability (as defined hereinbelow) during the term of this Agreement, Employee or his estate, as the case may be, shall be entitled to receive (i) an amount equal to (A) the lesser of (x) any remaining Base Compensation for the Original Term or any then current Renewal Term or (y) one year of Base Compensation reduced by (B) any and all payments made to Employee pursuant to any disability insurance policy maintained by Employer for Employee's benefit pursuant to Section 4(a) of this Agreement or otherwise (the "Disability Policy"), (ii) a pro rata portion of the Bonus, if any, applicable to the fiscal year in which such death or Permanent Disability occurs, as such bonuses are determined under Section 3(b) of this Agreement, and (iii) any shares of Restricted Stock and Stock Options that have vested in accordance with the provisions of the Award Agreements. Such pro rata portion of the Bonus shall be determined by a multiplying a fraction (the numerator of which shall be the number of days in the applicable fiscal year elapsed prior to the date of death or Permanent Disability, as the case may be, and the denominator of which shall be three hundred sixty-five (365)) by the amount of the Bonus that would have been payable, if any, pursuant to such Section 3(b), if Employee had remained employed under this Agreement for the entire applicable fiscal year.

                  (b) Upon death or Permanent Disability of Employee, the Bonus, if any, shall be paid when and as provided in Section 3(b) of this Agreement. The other compensation to be paid pursuant to this Section 5 shall be paid, at the election of Employee or Employee's designated beneficiary (who shall be his wife, unless he gives Employer written notice of a different designation), either (i) in two (2) equal annual installments paid within the two (2) year period beginning on the date of such death or Permanent Disability, as the case may be, or (ii) in one (1) lump sum paid within ninety (90) days after the date of such death or Permanent Disability, as the case may be.

                  (c) Employee shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any benefits accrued and earned by him hereunder up to and including the date of such death or Permanent Disability.

                  (d) For purposes of this Section 5, Employee's Permanent Disability shall be deemed to occur on the date after the first to occur of (i) ninety (90) consecutive days, or (ii) one hundred eighty
         (180) days cumulatively in any twelve (12) month period, of Employee's inability to provide the services required hereunder of him due to sickness or injury ("Permanent Disability").

         6.       Termination and Further Compensation.

                  (a) The employment of Employee under this Agreement, and the term hereof, subject to Employee's rights set forth elsewhere herein, may be terminated by Employer:

                           (i) on death or Permanent Disability of Employee, or

                           (ii) for cause at any time by  action  of the  Board.
                  For purposes hereof, the term "cause" shall mean:

                                    A.   an    intentional    act   of    fraud,
                           embezzlement, theft or any other material violation of law in connection with Employee's duties or in the course of his employment with Employer;

                                    B. intentional wrongful damage to material assets of Employer;

                                    C.   intentional   wrongful   disclosure  of
                           material confidential information of Employer;

                                    D.  intentional  wrongful  engagement in any
                           competitive   activity   which  would   constitute  a
                           material breach of the duty of loyalty; or

                                    E. breach of any material term of this Agreement.

                  No act, or failure, to act, on the part of Employee shall be deemed "intentional", or provide the basis for termination for cause, if it was due primarily to an error in judgment or negligence without bad faith or reckless disregard, but shall be deemed "intentional" only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of Employer. Failure to meet performance standards or objectives of Employer shall not constitute cause for purposes hereof. Further, in the event Employer terminates Employee for "cause", Employer shall give Employee written notice as to the specific circumstances giving rise to its decision to terminate Employee for cause ("Notice"), and, Employee shall be given the opportunity to respond, with counsel, to Employer's decision and Employer's articulated circumstances, such responses shall be before the Board of Directors of Employer and shall take place within fourteen (14) days of Employer's Notice. Any termination by reason of the foregoing shall not be in limitation of any other right or remedy
                  Employer may have under this Agreement or otherwise. On any termination of this Agreement, Employee shall be deemed to have resigned from all offices and directorships held by Employee in Employer and any subsidiaries and affiliates of Employer.

                  (b) In the event of termination of this Agreement for any of the reasons set forth in Section 6(a)(ii) hereof, Employee shall be entitled to no further compensation or other benefits under this
         Agreement, except as to (i) that portion of any unpaid Base Compensation reduced by any and all payments made, or to be made, to Employee pursuant to the Disability Policy and other benefits accrued and earned by him hereunder up to and including the effective date of such termination; and (ii) any of his shares of Restricted Stock and Stock Options that have vested in accordance with the provisions of
         Section 3(c) of this Agreement.

                  (c) In the event that Employee's employment is terminated without cause during the Original Term of this Agreement or in the event that the Original Term of this Agreement shall have expired and shall not have been renewed and Employee thereupon ceases to be employed by Employer, Employee shall be entitled to receive: (i) an amount equal to his Base Compensation, and any other benefits due Employee under Section 4 of this Agreement, payable for the then unexpired portion of the Original Term, if any, plus the immediately succeeding nine (9) months; (ii) the Bonus, if any, applicable to the fiscal year in which such cessation of employment occurs, as such Bonus is determined under Section 3(b) of this Agreement but on a prorated basis calculated in the manner contemplated by Section 5(a) of this Agreement; and (iii) all of his shares of Restricted Stock awarded pursuant to Section 3(d)(i) of this Agreement (but not, however, any shares of Restricted Stock awarded pursuant to Section 3(d)(ii) of this Agreement which have not theretofore vested) and Stock Options immediately fully vested, and otherwise free of any forfeiture provisions or other restrictions imposed under the Award Agreements except for any restrictions or limitations imposed by applicable state and federal securities laws and regulations. In the event that Employee's employment is terminated without cause during a Renewal Term, Employee will be entitled to receive all of the compensation and benefits provided for in the immediately preceding sentence; except that Employee's Base Compensation will continue solely for the nine (9) month period immediately following such termination, irrespective of the originally scheduled duration of the then current Renewal Term.
         Upon any such termination by Employer, other than for "cause", Employee's obligations to Employer hereunder shall terminate.

         7. Reimbursement. Employer shall reimburse Employee or provide him with an expense allowance during the term of this Agreement, for travel, entertainment and other expenses reasonably and necessarily incurred by Employee in performing services hereunder or, generally, the promotion of Employer's business. Employee shall furnish such documentation with respect to reimbursement to be paid under this Section 7 as Employer shall reasonably request.

         8.       Covenants and Confidential Information.

                  (a) Employee acknowledges Employer's reliance and expectation of Employee's continued commitment of performance of his duties and responsibilities during the term of this Agreement. In light of such reliance and expectation on the part of Employer, Employee agrees that during the period beginning on the effective date of this Agreement and ending eighteen (18) months after the termination of Employee's employment for cause or Employee's resignation from employment with Employer, he shall not, directly or indirectly, do or suffer any of the following:

                         (i)  own,   manage,   control  or  participate  in  the
                  ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which directly of indirectly acquires, or solicits to acquire, property management agreements or any other service agreement directly relating to any property with respect to which Employer or any of its subsidiaries or affiliates has contracted to provide (or is actively negotiating to provide) similar services on the date that Employee's employment relationship with Employer is terminated hereunder; provided, however, that the ownership of not more than one percent (1%) of the stock of any publicly-traded corporation shall not be deemed a violation of this covenant;

                        (ii) employ, assist in employing, or solicit for employment any employee or officer of Employer or any of Employer's affiliates or subsidiaries who was employed or retained at any time during the one (1) year period preceding the date on which Employee's employment with Employer is terminated;

                       (iii) induce any person who is an employee or officer of Employer or any of Employer's affiliates or subsidiaries to terminate said relationship in such a manner which is not in furtherance of Employer's interest; or

                        (iv) except in performing services hereunder,  disclose,
                  divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, Employer or any of Employer's affiliates or subsidiaries entities, the proprietary customer lists, limited partner lists, research or data or other trade secrets of Employer or any of Employer's affiliates or subsidiaries, it being acknowledged by Employee that any such proprietary information regarding the business of Employer and Employer's affiliates or subsidiaries entities compiled or obtained by, or furnished to, Employee while Employee shall have been employed by or associated with Employer, and which has not been publicly disclosed by Employer or which is otherwise not available in the public domain, is confidential information and Employer's property.

                  (b) Employee expressly agrees and understands that the remedy at law for any breach by him of this Section 8 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Employee's violation of any legally enforceable provision of this Section 8, Employer shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 8 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 8 which may he pursued or availed of by Employer.

                  (c) Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

         9. Withholding Taxes. All payments to Employee shall be subject to withholding on account of federal, state and local taxes as required by law. Any amounts remitted by Employer to the appropriate taxing authorities as taxes withheld by Employer from Employee on income realized by Employee with respect to the vesting of his shares of Restricted Stock shall reduce the amounts payable by Employer to Employee by way of compensation or otherwise. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, Employer may withhold such taxes from any other payment due Employee. In the event all cash payments due Employee are insufficient to provide the required amount of such withholding taxes, Employee, within thirty (30) days of written notice from Employer, shall pay to Employer the amount of such withholding taxes in excess of all cash payments due Employee at the time such withholding is required to be made by Employer, provided, however, the foregoing shall not be deemed to limit Employee's right to receive loans from Employer to fund income tax obligations as set forth in Section 3 of this Agreement.

         10. No Conflicting Agreement. The parties hereto represent and warrant to each other that they are not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or would prohibit them from undertaking or performing in accordance with the terms and conditions of this Agreement. Employer represents and covenants that its entering into this Agreement has been duly authorized and ratified, and that it has full authority to consummate the undertakings set forth herein including, without limitation, the grant of the Restricted Stock and Stock Options to Employee.

         11. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

         12. Binding Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of, and shall be binding upon, Employer and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Employee under this Agreement shall inure to the benefit of, and shall be binding upon, Employee and his heirs, personal representatives and estate. Employer agrees and acknowledges that the services Employee is providing Employer are personal to Employer, and Employer shall not have the right to assign this Agreement without Employee's written consent.

         13. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Columbus, Ohio, and judgment upon the award rendered by the Arbitrator or Arbitrators may be entered in any Court having jurisdiction thereof. The Arbitrator or Arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 13 shall be construed so as to deny Employer the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of Employee of any of his covenants contained in Section 8(a) of this Agreement.

         14. Notices. Any notice to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to Employer, shall be addressed to its principal place of business, attention: General Counsel, and if mailed to Employee, shall be addressed to him at his home address last known on the records of Employer, or at such other address or addresses as either Employer or Employee may hereafter designate in writing to the other.

         15. Waiver. The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

         16. Miscellaneous. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same it is sought to be enforced.

         17. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Ohio.

         18. Captions and Section Headings. Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

         19. Miscellaneous. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine and neuter shall be deemed to include each other.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

                                              "EMPLOYER"

ATTEST:                                       CARDINAL REALTY SERVICES, INC.

                                              By: John B. Bartling, Jr.
------------------------------                ---------------------------------
                                                  JOHN B. BARTLING, JR.,
                                                  President and Chief Executive
                                                  Officer
------------------------------



                                              "EMPLOYEE"


------------------------------
                                              Mark D. Thompson
                                              ----------------------------------
                                              MARK D. THOMPSON
------------------------------


















                                       16